Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 219-1440 fax: (617) 219-1441

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or
Elisabeth A. Heiss, Manager, Investor Relations
(617) 219-1410
www.govreit.com

Government Properties Income Trust Announces Changes

to its Senior Management Group

Newton, MA (January 7, 2011): Government Properties Income Trust (NYSE: GOV) today announced changes to its senior management group.

The Board of Trustees of GOV elected David M. Blackman as President and Chief Operating Officer and Mark L. Kleifges as Treasurer and Chief Financial Officer.

Mr. Blackman previously held the position of Treasurer and Chief Financial Officer and he replaces Adam D. Portnoy, who will continue in his role as a Managing Trustee of GOV.  In addition to his new role with GOV, Mr. Kleifges remains Treasurer and Chief Financial Officer of Hospitality Properties Trust (NYSE: HPT). GOV and HPT are both managed by Reit Management & Research LLC.

The changes are effective January 10, 2011. All other officers of GOV remain unchanged.

Government Properties Income Trust is a real estate investment trust, or REIT, which owns properties located throughout the United States leased primarily to the U.S. Government and several state government tenants.  As of September 30, 2010, GOV owned 53 properties with 6.5 million square feet. GOV is headquartered in Newton, MA.

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A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.